UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K/A
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2021
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FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)
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Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2)

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If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2021, the Federal Home Loan Bank of Atlanta (the “Bank”) filed a current report on Form 8-K (the “Original Form 8-K”) to report the retirement of W. Wesley McMullan, President and Chief Executive Officer of the Bank, effective May 27, 2021. The Original Form 8-K also reported the appointment of Kirk R. Malmberg as President and Chief Executive Officer of the Bank, effective May 28, 2021. Mr. Malmberg’s compensation arrangements were subject to review and non-objection by the Bank’s regulator, the Federal Housing Finance Agency (“Finance Agency”). The Bank received a non-objection letter from the Finance Agency on April 15, 2021, and is filing this amendment to the Original Form 8-K to disclose Mr. Malmberg’s compensation arrangements. No other changes have been made to the Original Form 8-K.

Employment Agreement
The Bank entered into an Employment Agreement with Mr. Malmberg, effective May 28, 2021 (the “Employment Agreement”). Unless earlier terminated by either party as provided therein, the Employment Agreement has an initial three-year term and will continue to extend automatically for subsequent one-year periods unless either party elects not to renew. Pursuant to the Employment Agreement, the Bank provides Mr. Malmberg with an annual base salary of $875,000, which may be increased from time to time by the Governance and Compensation Committee of the Bank’s Board of Directors (the “GCC”), or reduced pari passu with the other senior executive officers of the Bank. In addition, the Bank provides Mr. Malmberg with a $1,500 per month automobile allowance. Mr. Malmberg is entitled to participate in all incentive, savings, and retirement plans and programs available to senior executives of the Bank.

The Employment Agreement provides that upon the Bank’s termination of Mr. Malmberg’s employment for any reason other than “cause,” or upon Mr. Malmberg’s termination of his employment for “good reason,” as defined in the Employment Agreement, the Bank will pay a total of one year’s base salary in a lump sum within 60 days after Mr. Malmberg executes and delivers a general release of claims to the Bank, plus an amount equal to the amount that would have been payable pursuant to Mr. Malmberg’s incentive compensation award for the year in which the date of termination occurs, prorated based upon the number of days Mr. Malmberg was employed that year. The incentive compensation award is based on the Bank’s actual performance for the year in which termination occurs and is payable at the time such incentive compensation awards are paid to other senior executives. In addition, Mr. Malmberg is entitled to receive certain healthcare replacement costs for a period of twenty-four months and other amounts required to be paid or provided under any other Bank plan, program, policy or practice or contract or agreement.

Severance Plan
The Bank also designated Mr. Malmberg as a participant in the Bank’s Executive Change in Control Severance Plan (the “Severance Plan”). The Severance Plan provides that upon the Bank’s termination of Mr. Malmberg’s employment for any reason other than “cause,” or upon Mr. Malmberg’s termination of his employment for “good reason,” in either case within twenty-four months following a “change in control,” as defined in the Severance Plan, Mr. Malmberg would receive (i) a cash payment equal to 2.5 times his base salary, (ii) a lump sum cash payment equal to the amount that would have been payable pursuant to his incentive compensation award for the year in which the date of termination occurs, prorated based on the number of days he was employed that year, (iii) a $7,500 lump sum cash payment for outplacement assistance, and (iv) certain healthcare replacement costs for a period of twenty-four months.

Both the Employment Agreement and Mr. Malmberg’s participation agreement under the Severance Plan contain certain covenants prohibiting the solicitation of the Bank’s customers or employees for twelve months after the date of Mr. Malmberg’s termination of employment, and covenants regarding the non-disclosure of confidential information and trade secrets.

Benefit Equalization Plan
Effective April 1, 2021, the Bank amended its Benefit Equalization Plan (the “BEP”). These amendments defined a new category of executives as eligible participants: those who were hired or promoted to chief executive officer on or after April 1, 2021 and regardless of participation in the Bank’s qualified pension plan but who are not eligible to accrue benefits under the Bank's non-qualified defined benefit equalization plan. Pursuant to the amended BEP, those individuals are eligible to accrue a retirement benefit of (i) 20% of any bonuses paid in the current year, and (ii) 14% of base compensation earned during the year, subject to certain offsets. The Bank received a non-objection letter from the Finance Agency regarding these amendments on April 15, 2021. Mr. Malmberg will be an eligible participant in the amended BEP.

A copy of Mr. Malmberg’s Employment Agreement and the amendment to the BEP are included as Exhibits 10.1 and 10.2 to this report.

Item 9.01 Exhibits.

10.1 Employment Agreement, effective as of May 28, 2021, between the Bank and Kirk R. Malmberg.

10.2 Amendment Two to the Federal Home Loan Bank of Atlanta Benefit Equalization Plan, Effective April 1, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: April 21, 2021
By: /s/ W. Wesley McMullan
W. Wesley McMullan
President and Chief Executive Officer